Exhibit 99.1
FOR IMMEDIATE RELEASE
April 25, 2019

Contact:
Daryl G. Byrd, President and CEO (337) 521-4003
Jefferson G. Parker, Vice Chairman, Director of Capital Markets, Energy Lending and Investor Relations (504) 310-7314

IBERIABANK Corporation Reports First Quarter Results

LAFAYETTE, LOUISIANA -- IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 132-year-old IBERIABANK (www.iberiabank.com), reported financial results for the first quarter ended March 31, 2019. For the quarter, the Company reported net income available to common shareholders of $96.5 million, or $1.75 diluted earnings per common share (“EPS”). On a non-GAAP basis, EPS excluding non-core revenues and non-core expenses ("Core EPS") in the first quarter of 2019 was $1.72 per common share, compared to $1.37 in the year-ago period, an increase of 26% (refer to press release supplemental tables for a reconciliation of GAAP to non-GAAP metrics).

Daryl G. Byrd, President and Chief Executive Officer, commented, “We are pleased to report another quarter of solid earnings and a very good start to 2019. Our results for the quarter reflect outstanding growth in loans, improvement in fee income, and continued reduction of non-interest expense. We had a lower net interest margin than we anticipated, which I expect to improve in future quarters. We believe the foundation laid in 2018 and in the first quarter sets us up well to deliver strong results in 2019.”

Highlights for the first quarter of 2019 and at March 31, 2019:

	For the three months ended
	GAAP		Non-GAAP Core
	1Q19	4Q18	1Q19	4Q18
Earnings Per Common Share	$1.75	$2.32	$1.72	$1.86
Return on Average Assets	1.32%	1.70%	1.29%	1.37%
Return on Average Common Equity	9.85%	13.38%	9.66%	10.75%
Return on Average Tangible Common Equity	N/A	N/A	15.03%	16.98%
Efficiency Ratio	52.4%	63.5%	53.2%	52.6%
Tangible Efficiency Ratio (TE)	N/A	N/A	51.3%	50.7%

•	Strong 1Q19 for both GAAP and Core EPS, improving 59% and 26%, respectively on a year-over-year basis, as a result of excellent loan growth, non-interest income, and continued expense management.

•	Total loan growth of $448.5 million, or 8% annualized. Loan growth was driven by strong originations and loan prepayments slowing.

•
The Company's reported and cash net interest margins decreased 22 and 10 basis points on a linked quarter basis, to 3.59% and 3.42%, respectively. The decline in margin was primarily driven by lower recoveries as expected and higher cost of funding. Funding costs increased as the Company realized seasonal declines in lower cost deposits and strong loan growth primarily funded with wholesale funding sources.

•	Strong growth in non-interest income influenced by the current yield curve.

•	Mortgage income increased $1.5 million, or 14% on a linked quarter basis and 23% as compared to 1Q18.

•	The Company realized record swap income of $4.2 million, up 124% on a linked quarter basis.

•	The linked quarter increase of $51.5 million was primarily driven by $49.8 million in losses on sales of available securities that occurred during 4Q18.

•	Continued focus on non-interest expense which decreased $10.2 million, or 6% on a linked quarter basis. Core non-interest expense declined $5.1 million, or 3%, from 4Q18.

•	Year-over-year reduced FTEs by 342, or almost 10%, including employees from the Gibraltar acquisition.

•	Produced the lowest quarterly level of non-interest expense to average assets over the past 15 years.

•	Continued improvement in operating leverage.

•
Credit metrics remained strong and stable. The provision expense rose slightly from the prior quarter to provide adequate reserve coverage of strong loan growth. We see no signs of deterioration in the portfolio.

•	During 1Q19, the Company repurchased 387,921 common shares at a weighted average price of $77.19 per common share.

•	On March 19, 2019, the Company announced a first quarter cash dividend equal to $0.43 per common share, payable on April 26, 2019. This equated to a 5% increase to the 4Q18 dividend.

Special Items

•
On April 4, 2019, the Company issued and sold 4.0 million depositary shares, each representing 1/400th interest in a share of non-cumulative perpetual preferred stock. The Series D preferred stock has an initial coupon equal to 6.100% for a period of five years, and thereafter floats at a rate of LIBOR plus 385.9 basis points. The Company raised approximately $100.0 million in gross proceeds from the transaction. Proceeds from the transaction are currently expected to be used for repurchases of common stock. This re-stacking of capital is expected to provide a few incremental pennies of EPS and enhance the Company's ROTCE by approximately 50 basis points in 2020, based on IBKC's current stock price. The impact of this offering will be immaterial on 2019 earnings.

Table A - Summary Financial Results
(Dollars in thousands, except per share data)

	For the Three Months Ended
	3/31/2019	12/31/2018	% Change	3/31/2018	% Change
GAAP BASIS:
Income available to common shareholders	$96,533	$129,090	(25.2)	$60,023	60.8
Earnings per common share - diluted	1.75	2.32	(24.6)	1.10	59.1

Average loans and leases, net of unearned income	$22,599,686	$22,364,188	1.1	$20,181,390	12.0
Average total deposits	23,678,400	23,484,576	0.8	21,777,634	8.7
Net interest margin (TE) (1)	3.59%	3.81%		3.67%

Total revenues	$302,993	$265,990	13.9	$277,455	9.2
Total non-interest expense	158,753	168,989	(6.1)	188,071	(15.6)
Efficiency ratio	52.4%	63.5%		67.8%
Return on average assets	1.32	1.70		0.92
Return on average common equity	9.85	13.38		6.79

NON-GAAP BASIS (2):
Core revenues	$302,993	$316,249	(4.2)	$277,514	9.2
Core non-interest expense	161,239	166,379	(3.1)	169,232	(4.7)
Core earnings per common share - diluted	1.72	1.86	(7.5)	1.37	25.5
Core tangible efficiency ratio (TE) (1) (3)	51.3%	50.7%		58.8%
Core return on average assets	1.29	1.37		1.13
Core return on average common equity	9.66	10.75		8.45
Core return on average tangible common equity	15.03	16.98		13.83
Net interest margin (TE) - cash basis (1)	3.42	3.52		3.42

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 21%.
(2) See Table 7 and Table 8 for GAAP to Non-GAAP reconciliations.
(3) Tangible calculations eliminate the effect of goodwill and acquisition-related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

Operating Results
Net interest income decreased $14.5 million, or 5%, on a linked quarter basis. Average loans increased $235.5 million, or 4% annualized, while the associated taxable-equivalent yield decreased 15 basis points. The yield on total earning assets was 6 basis points lower at 4.68% compared to 4.74% in the prior quarter. The decline in loan yield was primarily driven by lower recoveries in the acquired loan portfolio.

Average interest-bearing deposits increased $568.6 million, or 14% annualized, and the cost of interest-bearing deposits rose 17 basis points to 1.40% on a linked quarter basis. Total average interest-bearing liabilities increased by $766.3 million, or 16% annualized, and the cost of interest-bearing liabilities rose 19 basis points to 1.53%. The total cost of funding in the first quarter of 2019 was 1.17%, compared to 1.00% in the prior quarter. The increase in cost of funds was primarily due to an unfavorable funding balance mix shift from lower cost deposits to wholesale borrowings, an upward repricing of remaining deposits, promotional activity in customer time deposits, and brokered wholesale CD issuances. The lower loan yields, along with the increase in cost of funds, resulted in a decrease in the reported and cash net interest margins of 22 and 10 basis points to 3.59% and 3.42%, respectively.

The provision for credit losses totaled $13.8 million compared to $13.1 million in the prior quarter. Asset quality measures remained strong and stable. Net charge-offs to average loans on an annualized basis were 0.13% compared to 0.14% in the prior quarter. Non-performing assets to total assets were 0.58% compared to 0.55% in the prior quarter. The allowance for loan and lease losses to total loans and leases remained unchanged at 0.62% and covered 94% of non-performing loans.

Non-interest income increased $51.5 million, primarily driven by $49.8 million in losses realized on sales of available-for-sale securities during the prior quarter. On a core basis, non-interest income increased $1.3 million, or 2%, driven by higher customer swap commissions of $2.3 million and higher mortgage income of $1.0 million. These increases were partially offset primarily by decreases of $0.8 million in title revenue and $0.6 million in service charges on deposit accounts.

Non-interest expense decreased $10.2 million, or 6%, compared to the linked quarter, primarily driven by a $4.2 million decrease in professional service expenses, a $3.3 million decrease in salaries and employee benefits expenses, and a $1.9 million decrease in credit and other loan related expenses. Non-core expense items resulted in a $2.5 million reduction in GAAP non-interest expense, primarily from interest related to tax refunds received. Refer to Tables 7 and 8 for GAAP to Non-GAAP reconciliations.

Income tax expense increased $76.5 million to $30.3 million when compared to the prior quarter. This increase was primarily attributable to the $65.3 million, non-core, permanent net tax benefit that was recorded in the fourth quarter of 2018 which resulted in a $46.1 million income tax benefit.

On a linked quarter basis, the efficiency ratio improved to 52.4% from 63.5%, primarily due to a decrease in non-interest expense, while the non-GAAP core tangible efficiency ratio was relatively unchanged at 51.3% compared to 50.7%. First quarter operating results reflect a continued focus on expense discipline and revenue enhancement efforts. Refer to Table A for a summary of financial results on both a GAAP and non-GAAP basis.

Table B - Summary Financial Condition Results
(Dollars in thousands, except per share data)

		As of and For the Three Months Ended
		3/31/2019	12/31/2018	% Change	3/31/2018	% Change
PERIOD-END BALANCES:
	Total loans and leases, net of unearned income	$22,968,295	$22,519,815	2.0	$21,706,090	5.8
	Total deposits	24,092,062	23,763,431	1.4	22,971,192	4.9

ASSET QUALITY RATIOS:
	Loans 30-89 days past due and still accruing as a percentage of total loans (1)	0.20%	0.25%		0.36%
	Loans 90 days or more past due and still accruing as a percentage of total loans (1)	0.02	0.01		0.04
	Non-performing assets to total assets (1)(2)	0.58	0.55		0.64
	Classified assets to total assets (3)	1.01	0.98		1.49

CAPITAL RATIOS:
	Tangible common equity ratio (Non-GAAP) (4) (5)	9.01%	8.84%		8.66%
	Tier 1 leverage ratio (6)	9.67	9.63		9.97
	Total risk-based capital ratio (6)	12.33	12.33		12.48

PER COMMON SHARE DATA:
	Book value	$73.50	$71.61	2.6	$66.38	10.7
	Tangible book value (Non-GAAP) (4) (5)	49.48	47.61	3.9	42.91	15.3
	Closing stock price	71.71	64.28	11.6	78.00	(8.1)
	Cash dividends	0.43	0.41	4.9	0.38	13.2

(1)
Past due and non-accrual loan amounts exclude acquired impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.

(2)	Non-performing assets consist of non-accruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets. Refer to Table 4 for further detail.
(3)
Classified assets include commercial loans rated substandard or worse, non-performing mortgage and consumer loans, and OREO and foreclosed property and include acquired impaired loans accounted for under ASC 310-30. Classified assets were $315 million, $302 million and $439 million at March 31, 2019, December 31, 2018, and March 31, 2018, respectively.

(4)	See Table 7 and Table 8 for GAAP to Non-GAAP reconciliations.
(5)	Tangible calculations eliminate the effect of goodwill and acquisition-related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(6)	Regulatory capital ratios as of March 31, 2019 are preliminary.

Loans and Other Assets
Total loans increased $448.5 million, or 8% annualized, to $23.0 billion at March 31, 2019. Period-end loan growth during the first quarter of 2019 was strongest in the Energy Group (primarily reserve-based lending), the Corporate Asset Finance Group (equipment financing business), and the Atlanta, South Florida Commercial, and Dallas markets. The Company believes it is well-positioned for diversified loan growth based on our strategic presence in significant MSAs in the Southeastern United States.

Table C - Period-End Loans
(Dollars in thousands)

	As of and For the Three Months Ended
				Linked Qtr Change			Year/Year Change		Mix
	3/31/2019	12/31/2018	3/31/2018	$	%	Annualized	$	%	3/31/2019	12/31/2018
Legacy loans:
Commercial loans and leases	$13,047,438	$12,396,515	$11,094,464	650,923	5.3	21.3%	1,952,974	17.6	73.8%	73.2%
Residential mortgage loans	2,172,421	2,023,760	1,280,580	148,661	7.3	29.8%	891,841	69.6	12.3%	11.9%
Consumer and other loans	2,463,370	2,529,705	2,538,878	(66,335)	(2.6)	(10.6)%	(75,508)	(3.0)	13.9%	14.9%
Total legacy loans	17,683,229	16,949,980	14,913,922	733,249	4.3	17.5%	2,769,307	18.6	100.0%	100.0%

Acquired loans:
Balance at beginning of period	5,569,835	5,992,144	5,595,030	(422,309)	(7.0)		(25,195)	(0.5)
Loans acquired during the period	—	—	1,465,319	—	—		(1,465,319)	(100.0)
Net paydown activity	(284,769)	(422,309)	(268,181)	137,540	(32.6)		(16,588)	6.2
Total acquired loans	5,285,066	5,569,835	6,792,168	(284,769)	(5.1)		(1,507,102)	(22.2)
Total loans	$22,968,295	$22,519,815	$21,706,090	448,480	2.0		1,262,205	5.8

On an average balance and linked quarter basis, the investment portfolio increased $240.6 million, or 20% annualized, to $5.0 billion, mainly due to purchases of available-for-sale securities and favorable fair value adjustments. On a period-end basis, investment securities were $5.1 billion, or 16% of total assets. Approximately 96% of the investment portfolio is in available-for-sale securities, which experience unrealized losses as interest rates rise. The investment portfolio had an effective duration of 3.0 years at March 31, 2019, down from 3.4 years at December 31, 2018, and a $6.0 million unrealized loss at March 31, 2019, down from a $62.9 million loss at December 31, 2018. The average yield on investment securities increased 29 basis points to 2.90% in the first quarter of 2019. The investment portfolio primarily consists of government agency securities. Municipal securities comprised 7% of total investments at March 31, 2019.

Deposits and Funding
Total deposits increased $328.6 million, or 6% annualized, to $24.1 billion at March 31, 2019. First quarter deposit growth included a $270 million increase in brokered and reciprocal deposits. Deposit growth during the first quarter of 2019 was strongest in the Miami-Dade, Southwest Louisiana, and Palm Beach/Broward markets.

Table D - Period-End Deposits
(Dollars in thousands)
				Linked Qtr Change			Year/Year Change		Mix
	3/31/2019	12/31/2018	3/31/2018	$	%	Annualized	$	%	3/31/2019	12/31/2018
Non-interest-bearing	$6,448,613	$6,542,490	$6,595,495	(93,877)	(1.4)	(5.8)%	(146,882)	(2.2)	26.8%	27.5%
NOW accounts	4,452,966	4,514,113	4,500,181	(61,147)	(1.4)	(5.5)%	(47,215)	(1.0)	18.5%	19.0%
Money market accounts	8,348,509	8,237,291	8,271,969	111,218	1.4	5.5%	76,540	0.9	34.6%	34.7%
Savings accounts	770,754	828,914	874,741	(58,160)	(7.0)	(28.5)%	(103,987)	(11.9)	3.2%	3.5%
Time deposits	4,071,220	3,640,623	2,728,806	430,597	11.8	48.0%	1,342,414	49.2	16.9%	15.3%
Total deposits	$24,092,062	$23,763,431	$22,971,192	328,631	1.4	5.6%	1,120,870	4.9	100.0%	100.0%

Asset Quality
Credit quality remained strong and stable. Non-performing assets to total assets were 0.58% at March 31, 2019, compared to 0.55% in the prior quarter. Loans 30-89 days past due and still accruing decreased $12.0 million, or 21%, compared to the prior quarter and represented 0.20% of total loans and leases, compared to 0.25% in the prior quarter. As a percentage of average loans and leases, annualized net charge-offs were 0.13%, down one basis point compared to the prior quarter.

The allowance for loan and lease losses was $143.0 million, up $2.4 million compared to the prior quarter. As of March 31, 2019, the allowance for loan and lease losses was 0.62% of total loans and leases, unchanged compared to December 31, 2018. The allowance for loan and lease losses covered non-performing loans by 94% compared to 101% in the prior quarter.

Refer to Table 4 - Loans and Asset Quality Data for further information.

Capital Position
At March 31, 2019, the non-GAAP tangible common equity ratio was 9.01%, up 17 basis points compared to December 31, 2018, and the preliminary Tier 1 leverage ratio was 9.67%, up 4 basis points compared to December 31, 2018. The preliminary calculation of the total risk-based capital ratio at March 31, 2019, was 12.33%, flat compared to December 31, 2018.

At March 31, 2019, book value per common share was $73.50, up $1.89 per share, compared to December 31, 2018. Tangible book value per common share was $49.48, up $1.87 per share, compared to December 31, 2018. Based on the closing stock price of the Company’s common stock of $77.14 per share on April 24, 2019, this price equated to 1.05 times March 31, 2019 book value per common share and 1.56 times March 31, 2019 tangible book value per common share.

Dividends On Capital Stock. The declaration of dividends is at the discretion of the Board of Directors. The following details the recent dividend declarations:

Common Stock. On March 19, 2019, the Company declared a quarterly cash dividend of $0.43 per common share, a 5% increase to the common dividend declared on January 25, 2019. This dividend is payable on April 26, 2019, to shareholders of record as of March 29, 2019.

Preferred Stock. On April 11, 2019, the Company declared a quarterly cash dividend of $0.4125 per depositary share of Series C Preferred Stock that is payable on May 1, 2019 to shareholders of record as of April 21, 2019.

On April 4, 2019, the Company sold 4.0 million depositary shares, each representing 1/400th interest in a share of non-cumulative perpetual preferred stock. The Series D preferred stock has an initial coupon equal to 6.100% for a period of five years, and thereafter floats at a rate of LIBOR plus 385.9 basis points. The Company raised approximately $100.0 million in gross proceeds from the transaction.

Common Stock Repurchase Program. On November 5, 2018, the Board of Directors authorized a new repurchase plan of up to 2,765,000 shares of the Company's common stock. This repurchase authorization equated to approximately 5% of total common shares outstanding. Stock repurchases under this program will be made from time to time, on the open market or in privately negotiated transactions at the discretion of the management of the Company. The timing of these repurchases will depend on market conditions and other requirements. The Company currently anticipates the share repurchase program will extend over a two-year time frame, or earlier if the shares have been repurchased. During the first quarter of 2019, the Company repurchased 387,921 common shares, at a weighted average price of $77.19 per common share. At March 31, 2019, the Company had approximately 1,877,079 remaining shares that may be repurchased under the current Board-approved plan.

2019 Financial Guidance

2019 Guidance
Average Earning Assets	$28.6B ~ $28.9B
Consolidated Loan Growth	5% ~ 7%
Consolidated Deposit Growth	5% ~ 7%
Provision Expense	$45MM ~ $50MM
Non-Interest Income (Core Basis)	$215MM ~ $225MM
Non-Interest Expense (Core Basis)	$675MM ~ $690MM
Net Interest Margin	3.55% ~ 3.65%
Tax Rate	23.0% ~ 24.0%
Preferred Dividend	$17.0MM ~ $18.0MM
Share Repurchase Activity	$230MM ~ $240MM
Credit Quality	Stable

•	Updated guidance includes no interest rate increases in 2019 and interest rate curve as of March 31, 2019.

•	Preferred Dividend range increases to reflect new Series D preferred dividends.

•	We expect to buy common shares with the proceeds of our recent preferred stock offering, which is included in the guide.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with locations in Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida, Georgia, South Carolina, North Carolina, Mississippi, Missouri, and New York offering commercial, private banking, consumer, small business, wealth and trust management, retail brokerage, mortgage, and title insurance services.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC”. The Company's Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock also trade on the NASDAQ Global Select Market under the symbols "IBKCP", "IBKCO", and "IBKCN", respectively. The Company’s common stock market capitalization was approximately $4.2 billion, based on the NASDAQ Global Select Market closing stock price on April 24, 2019.

The following 10 investment firms currently provide equity research coverage on the Company:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Hovde Group, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods, Inc.

•	Piper Jaffray & Co.

•	Raymond James & Associates, Inc.

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	SunTrust Robinson-Humphrey

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, April 25, 2019, beginning at 8:30 a.m. Central Time by dialing 1-888-317-6003. The confirmation code for the call is 6428111. A replay of the call will be available until midnight Central Time on May 2, 2019, by dialing 1-877-344-7529. The confirmation code for the replay is 10128769. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then "Financial Information" and “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. Non-GAAP measures in this press release include, but are not limited to, descriptions such as core, tangible, and pre-tax pre-provision. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that in management’s opinion can distort period-to-period comparisons of the Company’s performance. Transactions that are typically excluded from non-GAAP performance measures include realized and unrealized gains/losses on former bank owned real estate, realized gains/losses on securities, income tax gains/losses, merger-related charges and recoveries, litigation charges and recoveries, debt repayment penalties, and gains, losses, and impairment charges on long-lived assets. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are presented in the supplemental tables at the end of this release. Please refer to the supplemental tables for these reconciliations.

Caution About Forward-Looking Statements

This press release contains "forward-looking statements," which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. Due to various factors, actual results may differ materially from our forward-looking statements. Factors that could cause our actual results to differ materially from our forward-looking statements are described under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors" and "Regulation and Supervision" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC's website, www.sec.gov, and the Company's website, www.iberiabank.com. To the extent that statements in this press release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as "may," "believe," "expect,"

"anticipate," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology.

Forward-looking statements represent management's beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this press release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Table 1 - IBERIABANK CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	As of and For the Three Months Ended
INCOME DATA:	3/31/2019	12/31/2018	% Change	3/31/2018	% Change
Net interest income	$250,484	$265,021	(5.5)	$232,889	7.6
Net interest income (TE) (1)	251,833	266,448	(5.5)	234,353	7.5
Total revenues	302,993	265,990	13.9	277,455	9.2
Provision for credit losses	13,763	13,094	5.1	8,211	67.6
Non-interest expense	158,753	168,989	(6.1)	188,071	(15.6)
Net income available to common shareholders	96,533	129,090	(25.2)	60,023	60.8

PER COMMON SHARE DATA:
Earnings available to common shareholders - basic	$1.76	$2.33	(24.5)	$1.11	58.6
Earnings available to common shareholders - diluted	1.75	2.32	(24.6)	1.10	59.1
Core earnings (Non-GAAP) (2)	1.72	1.86	(7.5)	1.37	25.5
Book value	73.50	71.61	2.6	66.38	10.7
Tangible book value (Non-GAAP) (2) (3)	49.48	47.61	3.9	42.91	15.3
Closing stock price	71.71	64.28	11.6	78.00	(8.1)
Cash dividends	0.43	0.41	4.9	0.38	13.2

KEY RATIOS AND OTHER DATA (6):
Net interest margin (TE) (1)	3.59%	3.81%		3.67%
Efficiency ratio	52.4	63.5		67.8
Core tangible efficiency ratio (TE) (Non-GAAP) (1) (2) (3)	51.3	50.7		58.8
Return on average assets	1.32	1.70		0.92
Return on average common equity	9.85	13.38		6.79
Core return on average tangible common equity (Non-GAAP) (2)(3)	15.03	16.98		13.83
Effective tax rate	23.3	(55.0)		21.6
Full-time equivalent employees	3,384	3,403		3,726

CAPITAL RATIOS:
Tangible common equity ratio (Non-GAAP) (2) (3)	9.01%	8.84%		8.66%
Tangible common equity to risk-weighted assets (3)	10.60	10.43		10.27
Tier 1 leverage ratio (4)	9.67	9.63		9.97
Common equity Tier 1 (CET 1) ratio (4)	10.73	10.72		10.77
Tier 1 capital ratio (4)	11.25	11.25		11.32
Total risk-based capital ratio (4)	12.33	12.33		12.48
Common stock dividend payout ratio	24.3	17.8		36.0
Classified assets to Tier 1 capital (7)	11.2	10.7		16.3

ASSET QUALITY RATIOS:
	Non-performing assets to total assets (5)	0.58%	0.55%	0.64%
	ALLL to total loans and leases	0.62	0.62	0.67
	Net charge-offs to average loans (annualized)	0.13	0.14	0.09
	Non-performing assets to total loans and OREO (5)	0.79	0.75	0.87

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 21%.
(2)	See Table 7 and Table 8 for GAAP to Non-GAAP reconciliations.
(3)	Tangible calculations eliminate the effect of goodwill and acquisition-related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(4)	Regulatory capital ratios as of March 31, 2019 are preliminary.
(5)
Non-performing assets consist of non-accruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets. For purposes of this table, past due and non-accrual loan amounts exclude acquired impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.

(6)	All ratios are calculated on an annualized basis for the periods indicated.
(7)
Classified assets include commercial loans rated substandard or worse, non-performing mortgage and consumer loans, and OREO and foreclosed property and include acquired impaired loans accounted for under ASC 310-30.

Table 2 - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share data)

	For the Three Months Ended
			Linked Qtr Change					Year/Year Change
	3/31/2019	12/31/2018	$	%	9/30/2018	6/30/2018	3/31/2018	$	%
Interest income	$326,084	$330,196	(4,112)	(1.2)	$317,067	$303,823	$270,543	55,541	20.5
Interest expense	75,600	65,175	10,425	16.0	57,842	47,710	37,654	37,946	100.8
Net interest income	250,484	265,021	(14,537)	(5.5)	259,225	256,113	232,889	17,595	7.6
Provision for credit losses	13,763	13,094	669	5.1	11,384	7,696	8,211	5,552	67.6
Net interest income after provision for credit losses	236,721	251,927	(15,206)	(6.0)	247,841	248,417	224,678	12,043	5.4
Mortgage income	11,849	10,379	1,470	14.2	12,729	13,721	9,595	2,254	23.5
Service charges on deposit accounts	12,810	13,425	(615)	(4.6)	13,520	12,950	12,908	(98)	(0.8)
Title revenue	5,225	5,996	(771)	(12.9)	6,280	6,846	5,027	198	3.9
Broker commissions	1,953	1,951	2	0.1	2,627	2,396	2,221	(268)	(12.1)
ATM/debit card fee income	2,582	2,267	315	13.9	2,470	2,925	2,633	(51)	(1.9)
Income from bank owned life insurance	1,797	2,023	(226)	(11.2)	1,744	1,261	1,282	515	40.2
(Loss) gain on sale of available-for-sale securities	—	(49,844)	49,844	100.0	—	3	(59)	59	100.0
Trust department income	4,167	4,319	(152)	(3.5)	3,993	4,243	3,426	741	21.6
Other non-interest income	12,126	10,453	1,673	16.0	9,724	9,595	7,533	4,593	61.0
Total non-interest income	52,509	969	51,540	5,318.9	53,087	53,940	44,566	7,943	17.8
Salaries and employee benefits	98,296	101,551	(3,255)	(3.2)	101,159	107,445	104,586	(6,290)	(6.0)
Occupancy and equipment	18,564	18,379	185	1.0	18,889	19,931	20,047	(1,483)	(7.4)
Amortization of acquisition intangibles	5,009	5,083	(74)	(1.5)	5,382	6,111	5,102	(93)	(1.8)
Computer services expense	9,157	8,942	215	2.4	9,036	9,309	12,393	(3,236)	(26.1)
Professional services	4,450	8,628	(4,178)	(48.4)	5,519	7,160	7,391	(2,941)	(39.8)
Credit and other loan related expense	2,859	4,776	(1,917)	(40.1)	4,830	5,089	4,393	(1,534)	(34.9)
Other non-interest expense	20,418	21,630	(1,212)	(5.6)	24,247	41,731	34,159	(13,741)	(40.2)
Total non-interest expense	158,753	168,989	(10,236)	(6.1)	169,062	196,776	188,071	(29,318)	(15.6)
Income before income taxes	130,477	83,907	46,570	55.5	131,866	105,581	81,173	49,304	60.7
Income tax expense (benefit)	30,346	(46,132)	76,478	165.8	30,401	30,457	17,552	12,794	72.9
Net income	100,131	130,039	(29,908)	(23.0)	101,465	75,124	63,621	36,510	57.4
Less: Preferred stock dividends	3,598	949	2,649	279.1	3,599	949	3,598	—	—
Net income available to common shareholders	$96,533	$129,090	(32,557)	(25.2)	$97,866	$74,175	$60,023	36,510	60.8

Income available to common shareholders - basic	$96,533	$129,090	(32,557)	(25.2)	$97,866	$74,175	$60,023	36,510	60.8

Less: Earnings allocated to unvested restricted stock	933	1,214	(281)	(23.1)	908	767	639	294	46.0
Earnings allocated to common shareholders	$95,600	$127,876	(32,276)	(25.2)	$96,958	$73,408	$59,384	36,216	61.0

Earnings per common share - basic	$1.76	$2.33	(0.57)	(24.5)	$1.74	$1.31	$1.11	0.65	58.6

Earnings per common share - diluted	1.75	2.32	(0.57)	(24.6)	1.73	1.30	1.10	0.65	59.1
Impact of non-core items (Non-GAAP) (1)	(0.03)	(0.46)	0.43	93.5	0.01	0.41	0.27	(0.30)	(111.1)
Earnings per share - diluted, excluding non-core items (Non-GAAP)(1)	$1.72	$1.86	(0.14)	(7.5)	$1.74	$1.71	$1.37	0.35	25.5

NUMBER OF COMMON SHARES OUTSTANDING (in thousands)
Weighted average common shares outstanding - basic	54,177	54,892	(715)	(1.3)	55,571	55,931	53,616	561	1.0
Weighted average common shares outstanding - diluted	54,539	55,215	(676)	(1.2)	55,945	56,287	53,967	572	1.1
Book value shares (period end)	54,551	54,796	(245)	(0.4)	56,007	56,390	56,779	(2,228)	(3.9)

(1) See Table 7 and Table 8 for GAAP to Non-GAAP reconciliations.

TABLE 3 - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

PERIOD-END BALANCES			Linked Qtr Change					Year/Year Change
ASSETS	3/31/2019	12/31/2018	$	%	9/30/2018	6/30/2018	3/31/2018	$	%
Cash and due from banks	$280,680	$294,186	(13,506)	(4.6)	$291,083	$299,268	$253,527	27,153	10.7
Interest-bearing deposits in other banks	391,217	396,267	(5,050)	(1.3)	184,852	428,120	310,565	80,652	26.0
Total cash and cash equivalents	671,897	690,453	(18,556)	(2.7)	475,935	727,388	564,092	107,805	19.1
Investment securities available for sale	4,873,778	4,783,579	90,199	1.9	4,634,124	4,650,915	4,542,486	331,292	7.3
Investment securities held to maturity	198,958	207,446	(8,488)	(4.1)	213,561	221,030	224,241	(25,283)	(11.3)
Total investment securities	5,072,736	4,991,025	81,711	1.6	4,847,685	4,871,945	4,766,727	306,009	6.4
Mortgage loans held for sale	128,451	107,734	20,717	19.2	42,976	78,843	110,348	18,103	16.4
Loans and leases, net of unearned income	22,968,295	22,519,815	448,480	2.0	22,343,906	22,075,783	21,706,090	1,262,205	5.8
Allowance for loan and lease losses	(142,966)	(140,571)	(2,395)	1.7	(136,950)	(136,576)	(144,527)	1,561	(1.1)
Loans and leases, net	22,825,329	22,379,244	446,085	2.0	22,206,956	21,939,207	21,561,563	1,263,766	5.9
Premises and equipment, net	297,342	300,507	(3,165)	(1.1)	304,605	326,213	329,454	(32,112)	(9.7)
Goodwill and other intangible assets	1,319,992	1,324,269	(4,277)	(0.3)	1,313,478	1,320,664	1,338,573	(18,581)	(1.4)
Other assets	944,442	1,039,783	(95,341)	(9.2)	926,752	861,902	801,880	142,562	17.8
Total assets	$31,260,189	$30,833,015	427,174	1.4	$30,118,387	$30,126,162	$29,472,637	1,787,552	6.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest-bearing deposits	$6,448,613	$6,542,490	(93,877)	(1.4)	$6,544,926	$6,814,441	$6,595,495	(146,882)	(2.2)
NOW accounts	4,452,966	4,514,113	(61,147)	(1.4)	4,247,533	4,453,152	4,500,181	(47,215)	(1.0)
Savings and money market accounts	9,119,263	9,066,205	53,058	0.6	9,159,036	9,318,331	9,146,710	(27,447)	(0.3)
Time deposits	4,071,220	3,640,623	430,597	11.8	3,241,951	2,844,534	2,728,806	1,342,414	49.2
Total deposits	24,092,062	23,763,431	328,631	1.4	23,193,446	23,430,458	22,971,192	1,120,870	4.9
Short-term borrowings	845,000	1,167,000	(322,000)	(27.6)	790,000	595,000	375,000	470,000	125.3
Securities sold under agreements to repurchase	261,131	315,882	(54,751)	(17.3)	452,719	459,213	525,496	(264,365)	(50.3)
Trust preferred securities	120,110	120,110	—	—	120,110	120,110	120,110	—	—
Other long-term debt	1,355,345	1,046,041	309,304	29.6	1,346,700	1,318,504	1,329,192	26,153	2.0
Other liabilities	444,710	364,274	80,436	22.1	273,051	289,468	250,740	193,970	77.4
Total liabilities	27,118,358	26,776,738	341,620	1.3	26,176,026	26,212,753	25,571,730	1,546,628	6.0
Total shareholders' equity	4,141,831	4,056,277	85,554	2.1	3,942,361	3,913,409	3,900,907	240,924	6.2
Total liabilities and shareholders' equity	$31,260,189	$30,833,015	427,174	1.4	$30,118,387	$30,126,162	$29,472,637	1,787,552	6.1

TABLE 3 Continued - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

AVERAGE BALANCES			Linked Qtr Change					Year/Year Change
ASSETS	3/31/2019	12/31/2018	$	%	9/30/2018	6/30/2018	3/31/2018	$	%
Cash and due from banks	$291,659	$281,509	10,150	3.6	$279,918	$296,907	$308,319	(16,660)	(5.4)
Interest-bearing deposits in other banks	332,638	385,619	(52,981)	(13.7)	259,455	392,906	486,298	(153,660)	(31.6)
Total cash and cash equivalents	624,297	667,128	(42,831)	(6.4)	539,373	689,813	794,617	(170,320)	(21.4)
Investment securities available for sale	4,816,855	4,567,564	249,291	5.5	4,673,454	4,629,177	4,544,836	272,019	6.0
Investment securities held to maturity	202,601	211,333	(8,732)	(4.1)	216,419	222,764	226,229	(23,628)	(10.4)
Total investment securities	5,019,456	4,778,897	240,559	5.0	4,889,873	4,851,941	4,771,065	248,391	5.2
Mortgage loans held for sale	95,588	63,033	32,555	51.6	87,823	72,917	109,027	(13,439)	(12.3)
Loans and leases, net of unearned income	22,599,686	22,364,188	235,498	1.1	22,162,373	21,830,720	20,181,390	2,418,296	12.0
Allowance for loan and lease losses	(140,915)	(138,675)	(2,240)	1.6	(139,075)	(145,565)	(144,295)	3,380	(2.3)
Loans and leases, net	22,458,771	22,225,513	233,258	1.0	22,023,298	21,685,155	20,037,095	2,421,676	12.1
Premises and equipment, net	299,741	302,956	(3,215)	(1.1)	315,259	327,686	331,640	(31,899)	(9.6)
Goodwill and other intangible assets	1,322,288	1,318,200	4,088	0.3	1,316,527	1,338,420	1,281,598	40,690	3.2
Other assets	1,013,359	977,740	35,619	3.6	874,078	804,920	807,177	206,182	25.5
Total assets	$30,833,500	$30,333,467	500,033	1.6	$30,046,231	$29,770,852	$28,132,219	2,701,281	9.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest-bearing deposits	$6,271,313	$6,646,071	(374,758)	(5.6)	$6,684,343	$6,795,878	$6,278,507	(7,194)	(0.1)
NOW accounts	4,458,634	4,212,304	246,330	5.8	4,296,392	4,494,064	4,363,557	95,077	2.2
Savings and money market accounts	9,089,099	9,169,184	(80,085)	(0.9)	9,237,614	9,146,302	8,664,085	425,014	4.9
Time deposits	3,859,354	3,457,017	402,337	11.6	3,023,180	2,719,627	2,471,485	1,387,869	56.2
Total deposits	23,678,400	23,484,576	193,824	0.8	23,241,529	23,155,871	21,777,634	1,900,766	8.7
Short-term borrowings	859,576	602,593	256,983	42.6	820,087	609,965	506,056	353,520	69.9
Securities sold under agreements to repurchase	291,643	386,563	(94,920)	(24.6)	376,078	427,508	477,862	(186,219)	(39.0)
Trust preferred securities	120,110	120,110	—	—	120,110	120,110	120,110	—	—
Other long-term debt	1,343,752	1,308,086	35,666	2.7	1,260,900	1,261,515	1,257,213	86,539	6.9
Other liabilities	434,516	470,501	(35,985)	(7.6)	292,445	281,820	275,869	158,647	57.5
Total liabilities	26,727,997	26,372,429	355,568	1.3	26,111,149	25,856,789	24,414,744	2,313,253	9.5
Total shareholders' equity	4,105,503	3,961,038	144,465	3.6	3,935,082	3,914,063	3,717,475	388,028	10.4
Total liabilities and shareholders' equity	$30,833,500	$30,333,467	500,033	1.6	$30,046,231	$29,770,852	$28,132,219	2,701,281	9.6

Table 4 - IBERIABANK CORPORATION
LOANS AND ASSET QUALITY DATA
(Dollars in thousands)

			Linked Qtr Change					Year/Year Change
LOANS	3/31/2019	12/31/2018	$	%	9/30/2018	6/30/2018	3/31/2018	$	%
Commercial loans and leases:
Real estate- construction	$1,219,647	$1,196,366	23,281	1.9	$1,127,988	$1,183,367	$1,199,625	20,022	1.7
Real estate- owner-occupied (1)	2,408,079	2,395,822	12,257	0.5	2,458,964	2,455,685	2,449,513	(41,434)	(1.7)
Real estate- non-owner occupied	6,147,864	5,796,117	351,747	6.1	5,794,931	5,653,252	5,599,813	548,051	9.8
Commercial and industrial (6)	5,852,568	5,737,017	115,551	2.0	5,581,040	5,512,416	5,325,682	526,886	9.9
Total commercial loans and leases	15,628,158	15,125,322	502,836	3.3	14,962,923	14,804,720	14,574,633	1,053,525	7.2

Residential mortgage loans	4,415,267	4,359,156	56,111	1.3	4,300,163	4,124,538	3,971,067	444,200	11.2

Consumer and other loans:
Home equity	2,220,648	2,304,694	(84,046)	(3.6)	2,350,176	2,410,617	2,421,186	(200,538)	(8.3)
Other	704,222	730,643	(26,421)	(3.6)	730,644	735,908	739,204	(34,982)	(4.7)
Total consumer and other loans	2,924,870	3,035,337	(110,467)	(3.6)	3,080,820	3,146,525	3,160,390	(235,520)	(7.5)
Total loans and leases	$22,968,295	$22,519,815	448,480	2.0	$22,343,906	$22,075,783	$21,706,090	1,262,205	5.8

Allowance for loan and lease losses (2)	$(142,966)	$(140,571)	(2,395)	1.7	$(136,950)	$(136,576)	$(144,527)	1,561	(1.1)
Loans and leases, net	22,825,329	22,379,244	446,085	2.0	22,206,956	21,939,207	21,561,563	1,263,766	5.9

Reserve for unfunded commitments	(15,981)	(14,830)	(1,151)	7.8	(14,721)	(14,433)	(13,432)	(2,549)	19.0
Allowance for credit losses	(158,947)	(155,401)	(3,546)	2.3	(151,671)	(151,009)	(157,959)	(988)	0.6

ASSET QUALITY DATA
Non-accrual loans (3)	$148,056	$137,184	10,872	7.9	$143,595	$131,155	$153,975	(5,919)	(3.8)
Other real estate owned and foreclosed assets	30,606	30,394	212	0.7	32,418	22,267	27,117	3,489	12.9
Accruing loans more than 90 days past due (3)	4,111	2,128	1,983	93.2	12,452	9,314	8,288	(4,177)	(50.4)
Total non-performing assets (3)(4)	$182,773	$169,706	13,067	7.7	$188,465	$162,736	$189,380	(6,607)	(3.5)

Loans 30-89 days past due (3)	$45,334	$57,332	(11,998)	(20.9)	$70,624	$43,159	$78,293	(32,959)	(42.1)

Non-performing assets to total assets (3)(4)	0.58%	0.55%			0.63%	0.54%	0.64%
Non-performing assets to total loans and OREO (3)(4)	0.79	0.75			0.84	0.74	0.87
ALLL to non-performing loans (3)(5)	94.0	100.9			87.8	97.2	89.1
ALLL to non-performing assets (3)(4)	78.2	82.8			72.7	83.9	76.3
ALLL to total loans and leases	0.62	0.62			0.61	0.62	0.67

Quarter-to-date charge-offs	$8,918	$10,806	(1,888)	(17.5)	$12,006	$13,618	$9,116	(198)	(2.2)
Quarter-to-date recoveries	(1,586)	(3,097)	1,511	(48.8)	(3,049)	(1,968)	(4,813)	3,227	(67.0)
Quarter-to-date net charge-offs	$7,332	$7,709	(377)	(4.9)	$8,957	$11,650	$4,303	3,029	70.4

Net charge-offs to average loans (annualized)	0.13%	0.14%			0.16%	0.21%	0.09%

(1) Real estate- owner-occupied is defined as loans with a "1E1" call report code (loans secured by owner-occupied non-farm non-residential properties).
(2) The allowance for loan and lease losses includes impairment reserves attributable to acquired impaired loans.
(3) For purposes of this table, past due and non-accrual loan amounts exclude acquired impaired loans, even if contractually past due or if the Company does not expect to receive payment in full, as the Company is currently accreting interest income over the expected life of the loans.

(4) Non-performing assets consist of non-accruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(5) Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.
(6) Includes equipment financing leases.

TABLE 5 - IBERIABANK CORPORATION
QUARTERLY AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS/RATES
(Dollars in thousands)

	For the Three Months Ended
	3/31/2019			12/31/2018			Basis Point Change
ASSETS	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)	Yield/Rate (TE)(1)
Earning assets:
Commercial loans and leases	$15,253,655	$194,510	5.19%	$14,978,169	$196,881	5.24%	(5)
Residential mortgage loans	4,385,634	47,829	4.36	4,345,811	53,836	4.96	(60)
Consumer and other loans	2,960,397	42,540	5.83	3,040,208	44,275	5.78	5
Total loans and leases	22,599,686	284,879	5.11	22,364,188	294,992	5.26	(15)
Mortgage loans held for sale	95,588	1,054	4.41	63,033	721	4.58	(17)
Investment securities (2)	5,052,922	36,125	2.90	4,782,844	30,559	2.61	29
Other earning assets	533,745	4,026	3.06	581,673	3,924	2.68	38
Total earning assets	28,281,941	326,084	4.68	27,791,738	330,196	4.74	(6)
Allowance for loan and lease losses	(140,915)			(138,675)
Non-earning assets	2,692,474			2,680,404
Total assets	$30,833,500			$30,333,467

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	$4,458,634	$11,396	1.04%	$4,212,304	$9,420	0.89%	15
Savings and money market accounts	9,089,099	28,762	1.28	9,169,184	26,062	1.13	15
Time deposits	3,859,354	20,077	2.11	3,457,017	16,666	1.91	20
Total interest-bearing deposits (3)	17,407,087	60,235	1.40	16,838,505	52,148	1.23	17
Short-term borrowings	1,151,219	5,716	2.01	989,156	4,104	1.65	36
Long-term debt	1,463,862	9,649	2.67	1,428,196	8,923	2.48	19
Total interest-bearing liabilities	20,022,168	75,600	1.53	19,255,857	65,175	1.34	19
Non-interest-bearing deposits	6,271,313			6,646,071
Non-interest-bearing liabilities	434,516			470,501
Total liabilities	26,727,997			26,372,429
Total shareholders' equity	4,105,503			3,961,038
Total liabilities and shareholders' equity	$30,833,500			$30,333,467

Net interest income/Net interest spread		$250,484	3.15%		$265,021	3.40%	(25)
Taxable equivalent benefit		1,349	0.02		1,427	0.02	—
Net interest income (TE)/Net interest margin (TE) (1)		$251,833	3.59%		$266,448	3.81%	(22)

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 21%.
(2) Balances exclude unrealized gain or loss on securities available for sale and the impact of trade date accounting.
(3) Total deposit costs for the three months ended March 31, 2019 and December 31, 2018 were 1.03% and 0.88%, respectively.

TABLE 5 Continued - IBERIABANK CORPORATION
QUARTERLY AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS/RATES
(Dollars in thousands)

	For the Three Months Ended
	9/30/2018			6/30/2018			3/31/2018
ASSETS	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)	Average Balance	Interest Income/Expense	Yield/Rate (TE)(1)
Earning assets:
Commercial loans and leases	$14,825,572	$191,014	5.13%	$14,631,985	$178,830	4.92%	$14,087,635	$164,660	4.76%
Residential mortgage loans	4,230,471	48,145	4.55	4,041,259	47,215	4.67	3,151,775	34,494	4.38
Consumer and other loans	3,106,330	43,966	5.62	3,157,476	44,431	5.64	2,941,980	38,915	5.36
Total loans and leases	22,162,373	283,125	5.09	21,830,720	270,476	4.98	20,181,390	238,069	4.79
Mortgage loans held for sale	87,823	1,037	4.72	72,917	836	4.59	109,027	1,154	4.23
Investment securities (2)	5,016,163	29,793	2.43	4,958,769	29,325	2.42	4,843,448	28,094	2.38
Other earning assets	456,120	3,112	2.71	580,477	3,186	2.20	679,902	3,226	1.92
Total earning assets	27,722,479	317,067	4.57	27,442,883	303,823	4.46	25,813,767	270,543	4.26
Allowance for loan and lease losses	(139,075)			(145,565)			(144,295)
Non-earning assets	2,462,827			2,473,534			2,462,747
Total assets	$30,046,231			$29,770,852			$28,132,219

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	$4,296,392	$8,841	0.82%	$4,494,064	$8,620	0.77%	$4,363,557	$7,081	0.66%
Savings and money market accounts	9,237,614	23,076	0.99	9,146,302	18,434	0.81	8,664,085	14,579	0.68
Time deposits	3,023,180	12,484	1.64	2,719,627	9,105	1.34	2,471,485	6,584	1.08
Total interest-bearing deposits (3)	16,557,186	44,401	1.06	16,359,993	36,159	0.89	15,499,127	28,244	0.74
Short-term borrowings	1,196,165	4,727	1.57	1,037,473	3,327	1.29	983,918	2,524	1.04
Long-term debt	1,381,010	8,714	2.50	1,381,625	8,224	2.39	1,377,323	6,886	2.03
Total interest-bearing liabilities	19,134,361	57,842	1.20	18,779,091	47,710	1.02	17,860,368	37,654	0.86
Non-interest-bearing deposits	6,684,343			6,795,878			6,278,507
Non-interest-bearing liabilities	292,445			281,820			275,869
Total liabilities	26,111,149			25,856,789			24,414,744
Total shareholders' equity	3,935,082			3,914,063			3,717,475
Total liabilities and shareholders' equity	$30,046,231			$29,770,852			$28,132,219

Net interest income/Net interest spread		$259,225	3.37%		$256,113	3.44%		$232,889	3.40%
Taxable equivalent benefit		1,461	0.02		1,449	0.02		1,464	0.02
Net interest income (TE)/Net interest margin (TE) (1)		$260,686	3.74%		$257,562	3.76%		$234,353	3.67%

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 21%.
(2) Balances exclude unrealized gain or loss on securities available for sale and the impact of trade date accounting.
(3) Total deposit costs for the three months ended September 30, 2018, June 30, 2018, and March 31, 2018, were 0.76%, 0.63% and 0.53%, respectively.

Table 6 - IBERIABANK CORPORATION
LEGACY AND ACQUIRED LOAN PORTFOLIO VOLUMES AND YIELDS
(Dollars in millions)

	For the Three Months Ended
	3/31/2019			12/31/2018			9/30/2018			6/30/2018			3/31/2018
AS REPORTED (US GAAP)	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$213	$17,192	5.02%	$209	$16,616	4.99%	$193	$15,957	4.80%	$179	$15,217	4.73%	$166	$14,556	4.61%
Acquired loans	72	5,408	5.35	86	5,748	5.97	90	6,205	5.78	91	6,614	5.51	72	5,625	5.20
Total loans	$285	$22,600	5.10%	$295	$22,364	5.24%	$283	$22,162	5.08%	$270	$21,831	4.97%	$238	$20,181	4.77%

	3/31/2019			12/31/2018			9/30/2018			6/30/2018			3/31/2018
ADJUSTMENTS	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%	$—	$—	0.00%
Acquired loans	(11)	136	(0.92)	(19)	144	(1.46)	(17)	144	(1.23)	(16)	142	(1.12)	(15)	142	(1.16)
Total loans	$(11)	$136	(0.22)%	$(19)	$144	(0.38)%	$(17)	$144	(0.35)%	$(16)	$142	(0.34)%	$(15)	$142	(0.32)%

	3/31/2019			12/31/2018			9/30/2018			6/30/2018			3/31/2018
AS ADJUSTED (CASH YIELD, NON-GAAP)	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$213	$17,192	5.02%	$209	$16,616	4.99%	$193	$15,957	4.80%	$179	$15,217	4.73%	$166	$14,556	4.61%
Acquired loans	61	5,544	4.43	67	5,892	4.51	73	6,349	4.55	75	6,756	4.39	57	5,767	4.04
Total loans	$274	$22,736	4.88%	$276	$22,508	4.86%	$266	$22,306	4.73%	$254	$21,973	4.63%	$223	$20,323	4.45%

Table 7 - IBERIABANK CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	3/31/2019			12/31/2018			9/30/2018
	Pre-tax	After-tax	Per share (2)	Pre-tax	After-tax	Per share (2)	Pre-tax	After-tax	Per share (2)
Net income	$130,477	$100,131	$1.82	$83,907	$130,039	$2.34	$131,866	$101,465	$1.79
Less: Preferred stock dividends	—	3,598	0.07	—	949	0.02	—	3,599	0.06
Income available to common shareholders (GAAP)	$130,477	$96,533	$1.75	$83,907	$129,090	$2.32	$131,866	$97,866	$1.73

Non-interest income adjustments (1)(3):
Loss (gain) on sale of investments	—	—	—	49,844	37,882	0.68	(1)	(1)	—
Other non-core non-interest income	—	—	—	415	316	—	—	—	—
Total non-interest income adjustments	—	—	—	50,259	38,198	0.68	(1)	(1)	—

Non-interest expense adjustments (1)(3):
Merger-related expense	(334)	(254)	—	(238)	(353)	—	973	743	0.01
Compensation-related expense	(9)	(7)	—	184	140	—	1,104	839	0.01
Impairment of long-lived assets, net of (gain) loss on sale	986	749	0.01	64	49	—	3,286	2,497	0.05
Gain on early termination of loss share agreements	—	—	—	—	—	—	(2,708)	(2,058)	(0.04)
Other non-core non-interest expense	(3,129)	(2,378)	(0.04)	2,600	1,976	0.04	(1,955)	(1,486)	(0.02)
Total non-interest expense adjustments	(2,486)	(1,890)	(0.03)	2,610	1,812	0.04	700	535	0.01
Income tax expense (benefit) - impact of the Tax Cuts and Jobs Act	—	—	—	—	(65,317)	(1.18)	—	—	—
Core earnings (Non-GAAP)	127,991	94,643	1.72	136,776	103,783	1.86	132,565	98,400	1.74
Provision for credit losses (1)	13,763	10,460		13,094	9,951		11,384	8,652
Pre-provision earnings, as adjusted (Non-GAAP) (3)	$141,754	$105,103		$149,870	$113,734		$143,949	$107,052

	For the Three Months Ended
	6/30/2018			3/31/2018
	Pre-tax	After-tax	Per share (2)	Pre-tax	After-tax	Per share (2)
Net income	$105,581	$75,124	$1.32	$81,173	$63,621	$1.17
Less: Preferred stock dividends	—	949	0.02	—	3,598	0.07
Income available to common shareholders (GAAP)	$105,581	$74,175	$1.30	$81,173	$60,023	$1.10

Non-interest income adjustments (1)(3):
(Gain) loss on sale of investments	(3)	(2)	—	59	44	—

Non-interest expense adjustments (1)(3):
Merger-related expense	14,333	11,012	0.20	16,227	12,517	0.23

Compensation-related expense	1,781	1,354	0.02	1,221	928	0.02
Impairment of long-lived assets, net of (gain) loss on sale	5,413	4,114	0.07	2,074	1,576	0.03
Other non-core non-interest expense	(95)	(72)	—	(683)	(520)	(0.01)
Total non-interest expense adjustments	21,432	16,408	0.29	18,839	14,501	0.27
Income tax expense - impact of the Tax Cuts and Jobs Act	—	6,572	0.12	—	—	—
Income tax expense (benefit) - other	—	—	—	—	173	—
Core earnings (Non-GAAP)	127,010	97,153	1.71	100,071	74,741	1.37
Provision for credit losses (1)	7,696	5,849		8,211	6,240
Pre-provision earnings, as adjusted (Non-GAAP) (3)	$134,706	$103,002		$108,282	$80,981

(1) Excluding preferred stock dividends and merger-related expense, after-tax amounts are calculated using a tax rate of 24%, which approximates the marginal tax rate.
(2) Diluted per share amounts may not appear to foot due to rounding.
(3) Adjustments to GAAP results include certain significant activities or transactions that, in management's opinion, can distort period-to-period comparisons of the Company's performance. These adjustments include, but are not limited to, realized and unrealized gains or losses on former bank-owned real estate, realized gains or losses on the sale of investment securities, merger-related expenses, and gains, losses, and impairment charges on long-lived assets.

Table 8 - IBERIABANK CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

	For the Three Months Ended
	3/31/2019	12/31/2018	9/30/2018	6/30/2018	3/31/2018
Net interest income (GAAP)	$250,484	$265,021	$259,225	$256,113	$232,889
Taxable equivalent benefit	1,349	1,427	1,461	1,449	1,464
Net interest income (TE) (Non-GAAP) (1)	251,833	266,448	260,686	257,562	234,353

Non-interest income (GAAP)	52,509	969	53,087	53,940	44,566
Taxable equivalent benefit	478	539	463	336	341
Non-interest income (TE) (Non-GAAP) (1)	52,987	1,508	53,550	54,276	44,907
Taxable equivalent revenues (Non-GAAP) (1)	304,820	267,956	314,236	311,838	279,260
Securities (gains) losses and other non-interest income	—	50,259	(1)	(3)	59
Core taxable equivalent revenues (Non-GAAP) (1)	$304,820	$318,215	$314,235	$311,835	$279,319

Total non-interest expense (GAAP)	$158,753	$168,989	$169,062	$196,776	$188,071
Less: Intangible amortization expense	5,009	5,083	5,382	6,111	5,102
Tangible non-interest expense (Non-GAAP) (2)	153,744	163,906	163,680	190,665	182,969
Less: Merger-related expense	(334)	(238)	973	14,333	16,227
Compensation-related expense	(9)	184	1,104	1,781	1,221
Impairment of long-lived assets, net of (gain) loss on sale	986	64	3,286	5,413	2,074
Gain on early termination of loss share agreements	—	—	(2,708)	—	—
Other non-core non-interest expense	(3,129)	2,600	(1,955)	(95)	(683)
Core tangible non-interest expense (Non-GAAP) (2)	$156,230	$161,296	$162,980	$169,233	$164,130

Return on average assets (GAAP)	1.32%	1.70%	1.34%	1.01%	0.92%
Effect of non-core revenues and expenses	(0.03)	(0.33)	0.01	0.31	0.21
Core return on average assets (Non-GAAP)	1.29%	1.37%	1.35%	1.32%	1.13%

Efficiency ratio (GAAP)	52.4%	63.5%	54.1%	63.5%	67.8%
Effect of tax benefit related to tax-exempt income	(0.3)	(0.4)	(0.3)	(0.4)	(0.4)
Efficiency ratio (TE) (Non-GAAP) (1)	52.1%	63.1%	53.8%	63.1%	67.4%
Effect of amortization of intangibles	(1.6)	(1.9)	(1.7)	(1.9)	(1.8)
Effect of non-core items	0.8	(10.5)	(0.2)	(6.9)	(6.8)
Core tangible efficiency ratio (TE) (Non-GAAP) (1) (2)	51.3%	50.7%	51.9%	54.3%	58.8%

Return on average common equity (GAAP)	9.85%	13.38%	10.21%	7.87%	6.79%
Effect of non-core revenues and expenses	(0.19)	(2.63)	0.06	2.43	1.66
Core return on average common equity (Non-GAAP)	9.66%	10.75%	10.27%	10.30%	8.45%
Effect of intangibles (2)	5.37	6.23	6.07	6.40	5.38
Core return on average tangible common equity (Non-GAAP) (2)	15.03%	16.98%	16.34%	16.70%	13.83%

Total shareholders' equity (GAAP)	$4,141,831	$4,056,277	$3,942,361	$3,913,409	$3,900,907
Less: Goodwill and other intangibles	1,310,458	1,315,462	1,305,915	1,314,165	1,332,672
Preferred stock	132,097	132,097	132,097	132,097	132,097
Tangible common equity (Non-GAAP) (2)	$2,699,276	$2,608,718	$2,504,349	$2,467,147	$2,436,138

Total assets (GAAP)	$31,260,189	$30,833,015	$30,118,387	$30,126,162	$29,472,637
Less: Goodwill and other intangibles	1,310,458	1,315,462	1,305,915	1,314,165	1,332,672
Tangible assets (Non-GAAP) (2)	$29,949,731	$29,517,553	$28,812,472	$28,811,997	$28,139,965
Tangible common equity ratio (Non-GAAP) (2)	9.01%	8.84%	8.69%	8.56%	8.66%
(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a rate of 21%.
(2) Tangible calculations eliminate the effect of goodwill and acquisition-related intangibles and the corresponding amortization expense on a tax-effected basis where applicable.